Exhibit 99.1

For Immediate Worldwide Release

For Further Information, Contact: John J. Millerick Senior Vice President & CFO (978) 977-3000

ANALOGIC CORPORATION ANNOUNCES
REVENUES AND EARNINGS FOR ITS THIRD QUARTER

PEABODY, MA (June 10, 2004) — Analogic Corporation (NASDAQ-ALOG), a leading designer and manufacturer of high precision medical diagnostic and security equipment, announced today revenues and earnings for its third quarter ended April 30, 2004.

Revenues for the third quarter ended April 30, 2004, were $92,257,000, compared with the prior year’s third quarter revenues of $100,068,000, a decrease of 8%. Net income for the third quarter was $1,771,000, or $.13 per diluted share, compared with $6,856,000, or $.51 per diluted share, for the prior year’s third quarter, a decrease of 74%.

Revenues for the nine months ended April 30, 2004, were $262,488,000, compared with the prior year’s nine months’ revenues of $389,497,000, a decrease of 33%. Net income for the nine-month period was $7,260,000 or $.54 per diluted share, compared with $47,820,000, or $3.58 per diluted share, for the same period a year ago, a decrease of 85%.

John Wood, President and CEO, commented, “The decreases in revenue and income from last year were about as expected. Last year we reported record revenue and income for the third quarter and for nine months due to extraordinary shipments of EXplosive Assessment Computed Tomography (EXACT™) systems. The EXACT is the heart of a certified Explosive Detection System (EDS) that screens checked luggage for aircraft. Most of those systems were shipped during the first two quarters last year, to help airports comply with the mandates of the Aviation and Transportation Security Act of 2001. During the third quarter a year ago over 50 EXACT systems and spare parts were shipped, compared to 14 units and spares this quarter, resulting in a quarter-over-quarter revenue decrease of approximately $19,742,000.”

The decline in security revenues was partially offset by 16% growth in the sales of medical imaging systems, including cardiac information management, digital radiography, and patient monitoring systems. About a third of this growth was due to recognition of revenue deferred from previous years.

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Operating expenses increased quarter-over-quarter due in large part to Anexa Corporation, a subsidiary established in November to market digital imaging solutions to select end-user markets; personnel-related expenses; and incremental costs incurred to comply with the Sarbannes-Oxley Act of 2002. The Company also continued to invest in research and development at a level well above the historical average.

“Our medical systems business is beginning to improve,” said Wood. “We believe it will continue to grow next calendar year with the introduction of several new complete medical CT and digital radiography systems. Our medical subsystems business, including data acquisition systems for CT and ultrasound transducers, remains strong.”

“Security revenues are expected to fluctuate but we believe there are opportunities for substantial growth in that sector,” Wood noted. “During the quarter we received an order for 40 additional EXACT systems, the majority of which will be delivered during this calendar year. We are making excellent progress on a major field upgrade to the EXACT systems which, subject to certification and field testing, is targeted for availability next calendar year.”

The Company also takes pride in its innovative new COBRA checkpoint security system. The COBRA uses advanced CT technology to provide three-dimensional images of the entire contents of a carry-on bag or parcel, and automatically alerts the operator as to potential threats. During the quarter a prototype of the system was exhibited at a Homeland Security conference in Washington, D.C., and demonstrated to several congressional leaders. “We are waiting for the government to establish certification standards for carry-on luggage scanners, which we expect to be issued late this summer. If all goes well, we should be able to put the system into production next calendar year,” said Wood. The Company is also developing an entirely new generation of EDS systems funded by a grant from the Transportation Security Administration.

Wood noted, “We are confident that our aggressive development of a number of major new medical and security imaging systems will complement our strong medical subsystems business in the coming year and provide the basis for substantial long-term growth for the Company.”

Analogic Corporation is a leading designer and manufacturer of advanced health and security systems and subsystems sold primarily to Original Equipment Manufacturers (OEMs). The Company is recognized worldwide for advancing the state of the art in Computed Tomography (CT), Digital Radiography (DR), Ultrasound, Magnetic Resonance Imaging (MRI), Patient Monitoring, Cardiovascular Information Management, and Embedded Multiprocessing.

This press release contains the Company’s or management’s intentions, hopes, beliefs, expectations or predictions. These are considered “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements

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(statements which are not historical facts) in this presentation are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements, including statements about product development, market and industry trends, strategic initiatives, regulatory approvals, sales, profits, expenses, price trends, research and development expenses and trends, and capital expenditures involve risk and uncertainties and actual events and results may differ significantly from those in any forward-looking statements. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the Company’s periodic reports filed with the SEC.

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Condensed Consolidated Statements of Operations	Three Months Ended April 30		Nine Months Ended April 30
(Unaudited) (in Thousands, except per share data)	2004	2003	2004	2003
Net revenue:
Product	$86,358	$93,401	$240,287	$366,609
Engineering	4,233	4,949	16,354	16,804
Other	1,666	1,718	5,847	6,084
Total net revenue	92,257	100,068	262,488	389,497
Cost of sales:
Product	52,146	56,441	143,096	212,125
Engineering	3,503	3,802	8,439	12,205
Other	1,156	1,094	3,505	3,460
Total cost of sales	56,805	61,337	155,040	227,790
Gross margin	35,452	38,731	107,448	161,707
Operating expenses:
Research and product development	14,084	14,591	43,869	40,539
Selling and marketing	9,740	8,965	27,778	25,355
General and administrative	10,408	8,076	28,962	24,504
Total operating expenses	34,232	31,632	100,609	90,398
Income from operations	1,220	7,099	6,839	71,309
Other (income) expense:
Interest income	-743	-1,302	-2,829	-3,811
Interest expense	61	89	253	240
Equity in unconsolidated affiliates	-847	455	-848	2,548
Other	322	-1,095	317	-2,739
Total other (income) expense	-1,207	-1,853	-3,107	-3,762
Income before income taxes	2,427	8,952	9,946	75,071
Provision for income taxes	656	2,096	2,686	27,251
Net Income	$1,771	$6,856	$7,260	$47,820
Net Income per common share:
Basic	$0.13	$0.51	$0.54	$3.61
Diluted	0.13	0.51	0.54	3.58
Dividends declared per share	$0.08	$0.08	$0.16	$0.16
Weighted Average shares outstanding:
Basic	13,492	13,290	13,428	13,225
Diluted	13,508	13,390	13,506	13,351

Condensed Consolidated Balance Sheets
(In thousands)

	April 30,	July 31,
	2004	2003
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents and marketable securities	$174,004	$177,961
Accounts and notes receivable, net	51,763	53,875
Inventories	68,617	69,548
Other current assets	27,975	33,923
Total current assets	$322,359	$335,307
Property, plant and equipment, net	91,314	83,926
Other assets	35,337	37,142
Total assets	$449,010	$456,375
Liabilities and Stockholders’ Equity:
Mortgage and other notes payable	$950	$1,457
Accounts payable	18,858	21,162
Accrued liabilities	20,014	24,412
Advance payments and deferred revenue	31,323	35,882
Accrued income taxes	5,112	5,867
Total current liabilities	$76,257	$88,780
Long-term debt	202	4,164
Deferred income taxes	4,808	5,175
Deferred revenue	1,331	1,743
Total long-term liabilities	$6,341	$11,082
Stockholders’ Equity	366,412	356,513
Total Liabilities and Stockholders’ Equity	$449,010	$456,375